SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ------------
                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No.  )(1)

                           Interleukin Genetics, Inc.
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                     458738
                                 --------------
                                 (CUSIP Number)

                                    08/20/99
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 458738                  SCHEDULE 13G                 Page 2 of 5 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Windward Management Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,000,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              1,000,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.04%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

Item 1 (a). Name of Issuer:

            Interleukin Genetics, Inc.

Item 1 (b). Address of Issuer's Principal Executive Offices:

            100 N.E. Loop 410, Suite 820, San Antonio, TX 78216

Item 2 (a). Name of Person Filing:

            Windward Management Ltd.

Item 2 (b). Address of Principal Business Office or, if None, Residence:

            The Corner House, Ground Floor, 20 Parliament Street, Hamilton, HM 12 Bermuda.

Item 2 (c). Citizenship:

            Bermuda

Item 2 (d). Title of Class of Securities:

            Common Stock, no par value

Item 2 (e). CUSIP Number: 458738

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a) |_| Broker and dealer registered under Section 15 of the
                    Exchange Act.

            (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) |_| Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

            (d) |_| Investment company registered under Section 8 of the
                    Investment Company Act.

            (e) |_| An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

            (g) |_| A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G);

            (h) |_| A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act;

            (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                               Page 3 of 5 Pages

            If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.     Ownership

            (a)   Amount Beneficially Owned.

                  1,000,000 shares

            (b)   Percent of class.

                  6.04%

            (c)   Number of Shares as to which the Reporting Person has:

                  (i)   sole power to vote or direct the vote: 1,000,000;

                  (ii)  shared power to vote or to direct the vote: 0;

                  (iii) sole power to dispose or direct the disposition of:
                        1,000,000; and

                  (iv)  shared power to dispose or to direct the disposition of:
                        0.

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on By The Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             9/16/99
                                                      ----------------------
                                                              (Date)


                                                      /s/ Terrett M. West
                                                      ----------------------
                                                      Name:  Terrett M. West
                                                      Title: President


                               Page 5 of 5 Pages